Exhibit 99
For Immediate Release
April 22, 2009
Northland Cable Properties Seven Limited Partnership Response to Peachtree Partners Tender Offer.
Northland Cable Properties Seven Limited Partnership (the “Partnership”) was recently made aware of a March 30, 2009 offer by Peachtree Partners (“Peachtree”) to purchase up to 4.9% of the limited partnership units of the Partnership at $160 per unit, less an administrative fee of $150 per investor and less any distributions paid after March 30, 2009. Under Securities and Exchange Commission (the “SEC”) Release No. 34-43069 and Rule 14e-2 under the Securities Exchange Act of 1934, the Partnership is obligated to respond to such offers by stating its position with respect to the tender offer.
The Partnership does not in any way recommend or endorse Peachtree’s offer and expresses no opinion and is remaining neutral as to whether the Partnership’s limited partners should tender their units in the offer. The Partnership is not associated with Peachtree, the offer or the offer documentation. The Partnership encourages its limited partners to consult their financial and tax advisors concerning this offer.
The SEC has cautioned investors about offers of this nature. Mini-tender offers, which are offers to buy less than 5 percent of a company’s equity, “have been increasingly used to catch investors off guard,” according to an investor alert on the SEC’s website. Limited partners should be aware that many of the SEC’s tender offer rules designed to protect investors do not apply to mini-tender offers. To read more about the risks of mini-tender offers, please review an investor alert on the SEC’s website, available at www.sec.gov/investor/pubs/minitend.htm.
Limited partners should be aware that there is no established trading market for the units and, accordingly, there is no established trading price for the units. Information on recent sales of limited partnership units may be obtained through the American Partnership Board at (800) 736-9797. The Partnership is not associated with the American Partnership Board and pricing information obtained through the American Partnership Board may not reflect the fair value of the units.
For more information about the Partnership, please see the Partnership’s SEC filing, including its Annual Report on Form 10-K for the year ended December 31, 2008. These filings can be found on the SEC’s website at www.sec.gov.
Contact Information:
Investor Relations
Northland Communications Corporation
101 Stewart Street, Suite 700
Seattle, Washington 98101
(206) 621-1351